EXHIBIT 11.1

PREFERRED STOCK EXCHANGE AGREEMENT

This Preferred Stock Exchange Agreement (the “Exchange Agreement”) dated December 30, 2011 by and between Jerome Mahoney (“Mahoney”), an individual with offices at iVoice, Inc., 750 Highway 34, Matawan, NJ 07747, American Security Resources Corporation, (“ASRC”), a Nevada corporation, with offices at 19 Briar Hollow Lane, Suite 125, Houston, TX 77027, and B Green Innovations, Inc. (“B Green”), a New Jersey corporation, with offices at 750 Highway 34, Matawan, NJ 07747.

WHEREAS ASRC is the maker of a note payable to Mahoney dated the date hereof with a total balance due as of the date hereof equal to Nine Hundred Seventy- two Thousand and Two Hundred Two Dollars and Sixty-seven Cents ($972,202.67) (the “ASRC Note”);

WHEREAS, Mahoney, ASRC and B Green have agreed that in exchange for Mahoney agreeing to the cancellation of the ASRC Note for the benefit of ASRC, B Green will cancel the B Green Series A 3% Preferred Stock equal in value to the interest and principal of the ASRC Note on the date hereof and Mahoney will receive an equal value of B Green Series A 3% Preferred Stock.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

1.           On the date hereof, Mahoney hereby agrees to endorse the original ASRC Note and deliver it to ASRC.

2.           On the on the date hereof, in exchange for Mahoney endorsing the ASRC Note and returning it to ASRC, B Green shall:  (a) cancel B Green Series A 3% Preferred Stock equal in value to the interest and principal of the ASRC Note and (b) B Green shall issue an equal value of B Green Series A 3% Preferred Stock to Mahoney.

3.           In consideration for this Exchange Agreement becoming effective on the date hereof, before either ASRC, iVoice Innovations, Inc. or IVOI raises funds to pay off the obligations listed on Schedule D of the Amended and Restated Agreement and Plan of Merger dated November 8, 2011 by and between iVoice, Inc. (“IVOI”) and  Hydra Fuel Cell Corporation (“HYDRA”), as amended (the “Merger Agreement”), from the date hereof, ASRC, IVOI and iVoice Innovations, Inc. (“iVoice Innovations”) hereby agree to apply the proceeds of any funds raised, either in the form of equity or debt, to the obligations listed on Exhibit D of the Merger Agreement as referenced in this paragraph and to repay the additional obligations listed on Exhibit I of the Exchange Agreement, before any of said proceeds are used for any other purpose. ASRC, IVOI and iVoice Innovations hereby agree and acknowledge that payment of the obligations listed on Exhibit D of the Merger Agreement and Exhibit I referenced herein shall inure to the benefit of the parties listed therein in Exhibit D and Exhibit I as third party beneficiaries with the right to enforce the obligation set forth in this Section 3 of this Exchange Agreement against ASRC, IVOI and iVoice Innovations.

IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be duly executed as of the day and year first above written.

	Jerome Mahoney		American Security Resources Corporation
By:	/s/ Jerome Mahoney	By:	/s/ Frank R. Neukomm
Name: Frank R. Neukomm
	Title:___________________________		Title: CEO & Chairman

	B Green innovations, Inc.		iVoice Innovations, Inc. [Limited to Section 3 Only]
By:	/s/ Jerome Mahoney	By:	/s/ Frank R. Neukomm
Name: Frank R. Neukomm
Title: CEO & Chairman

iVoice Innovations, Inc. [Limited to Section 3 Only]
By:	/s/ Jerome Mahoney

Exhibit I

B Green Innovations, Inc.	Accounting Services
	provided by James Conway
	and advanced by B Green	$3,297.50

B Green Innovations, Inc.	Accounting Services
	provided by Joseph Macaluso
	and advanced by B Green	$910.00

B Green Innovations, Inc.	Advance for D&O Insurance	$9,766.30
Meritz & Muenz LLP	Legal Services	$39,759.98	*

*Through December 28, 2011, subject to additional billings subsequent to billing date.